Execution

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”), and Megan Silva (“Executive”), effective as of this 4th day of February, 2020 (the “Effective Date”). Berry Petroleum Corporation, a Delaware corporation and a 100% parent of the Company (“Berry Petroleum”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Berry Petroleum the employer of Executive for any purpose. Certain capitalized terms used in this Agreement are defined in Section 5.
In consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:
1.Position and Duties.
1.1    Employment; Title; Reporting. Beginning on the Effective Date, the Company agrees to employ Executive and Executive agrees to be so employed by the Company, upon the terms and subject to the conditions provided under this Agreement. During the Term (as defined in Section 2), Executive will serve each of the Company and Berry Petroleum as the Executive Vice President of Corporate Affairs. Executive will report directly to the Company’s Chief Executive Officer (“CEO”).
1.2    Duties. Executive will perform such duties and have such responsibilities as are typically associated with the position of Executive Vice President of Corporate Affairs, including such duties and responsibilities as are prescribed by the CEO consistent with such position. Executive will devote substantially all of her full working time and attention to the business and affairs of the Company, will use her best efforts to promote the Company’s interests, and will perform her duties and responsibilities faithfully, diligently and to the best of her ability, consistent with sound business practices. Executive will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time.
1.3    Place of Employment. Executive shall perform her duties under this Agreement from the Company’s offices in Bakersfield, California. Executive acknowledges and agrees that the performance of her duties hereunder will likely require substantial business travel.
2.    Term of Employment.
The term of Executive’s employment hereunder (the “Term”) will begin on the Effective Date and will end on the date of Executive’s termination of employment from the Company (the “Termination Date”). Executive hereby acknowledges and agrees that her employment with the Company is “at will” and that either the Company or Executive can terminate the employment relationship at any time, with or without notice, for any reason or for no reason, subject to Section 5.2. Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or director of Berry Petroleum, or any of their subsidiaries or affiliates.
3.    Compensation.
3.1    Base Salary. During the Term, Executive will be entitled to receive a base salary (“Base Salary”) at an annual rate of $350,000, payable in accordance with Company’s regular payroll practices.
3.2    Bonus Compensation. For each calendar year ending during the Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”). The target Annual Incentive Bonus is equal to 75% of Base Salary (the “Target Bonus Amount”) and the maximum Annual Incentive Bonus is equal to 200% of the Target Bonus Amount. The Target Bonus Amount will be reviewed annually by the Board of Directors of Berry Petroleum (including any committee thereof, the “Board”) and may be adjusted upward in the discretion of the Board or a committee thereof, but not downward. The actual amount of the Annual Incentive Bonus with respect to any calendar year will be determined by the Board or a committee thereof in its discretion based on Executive’s and the Company’s fulfillment of performance goals established by the Board or a committee thereof with respect to the applicable calendar year. The performance goals applicable to Executive’s Annual Incentive Bonus for each calendar year during the Term will be established no later than March 31 of such calendar year. The Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year. Except as provided in Section 5.2, Executive must remain continuously employed with the Company through the payment date of the Annual Incentive Bonus in order to receive such Annual Incentive Bonus.
3.3    Long‑Term Incentive Awards. Executive will be eligible to receive annual equity awards (“Annual Equity Awards”) under the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (as amended, restated or otherwise modified from time to time), as determined in the sole discretion of the Board (or a committee thereof). The actual grant date target value of any such Annual Equity Awards will be determined in the discretion of the Board (or a committee thereof) after taking into account the Company’s and Executive’s performance and other relevant factors, but it is currently contemplated that such Annual Equity Awards will have an aggregate targeted grant date fair value equal to the Executive’s Base Salary for the calendar year of grant, and that the terms and conditions of the Annual Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, and restrictive provisions) will be similar to the terms and conditions applicable to the annual equity awards made to the Company’s other similarly situated employees.
4.    Expenses and Other Benefits.
4.1    Reimbursement of Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by her during the Term (in accordance with the policies and practices as may be established by the Company from time to time) in performing services under this Agreement, provided that Executive properly accounts for such expenses in accordance with the Company’s policies and procedures, as in effect from time to time.
4.2    Vacation. Executive will be entitled to paid vacation time each year during the Term that will accrue in accordance with the Company’s policies and procedures, as in effect from time to time.
4.3    Other Benefits. During the Term, Executive will be entitled to participate in and to receive benefits as an employee under all of the Company’s employee benefit plans, programs and arrangements generally available to the Company’s similarly situated employees. Executive’s participation will be subject to the eligibility criteria and other terms and conditions of such plans, programs and arrangements, as they may be amended, terminated, approved or adopted by the Company from time to time.
5.    Compensation Upon Termination.
5.1    Termination Generally. If Executive’s employment hereunder terminates for any reason other than as described in Section 5.2 below, then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to (a) payment of all accrued and unpaid Base Salary to the Termination Date, (a) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.1, (a) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Company or an affiliate (such amounts set forth in (a), (a), and (c) are collectively referred to herein as the “Accrued Rights”).
5.2    Termination by the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to receive the Accrued Rights, which will be paid or provided (as applicable) to Executive at such time(s) as provided in Section 5.1, and, subject to Section 5.2(e), the severance benefits (the “Severance Benefits”) set forth in clauses (a) through (d) below.
(a)    Unpaid Prior Year Annual Incentive Bonus. The Company will pay Executive any unpaid Annual Incentive Bonus for the calendar year ending prior to the Termination Date, which amount will be payable (assuming the applicable performance goals were achieved) in a lump sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than sixty (60) days following the Date of Termination or, if earlier, March 15th of the calendar year following the calendar year ending prior to the Termination Date).
(b)    Prorated Current Year Annual Incentive Bonus. The Company will pay Executive a bonus for the calendar year in which the Termination Date occurs in an amount measured by reference to the Annual Incentive Bonus for such year as determined by the Company in accordance with the criteria established pursuant to Section 3.2 and based on the Company’s actual performance for such year, and prorated through and including the Termination Date (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year), payable in a lump sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event earlier than sixty (60) days following the Termination Date or, if earlier, March 15th of the year following the calendar year ending prior to the Termination Date).
(c)    Salary Continuation Payments. Executive will be entitled to receive an amount equal to one (1) times (or in the event that Executive’s Termination Date occurs during the period that begins immediately prior to a sale of Berry Petroleum (as determined in the sole discretion of the Board) and ends on the twelve (12)-month anniversary of such sale of Berry Petroleum (a “Qualifying Termination”), one and one‑half (1.5) times) the sum of (i) Executive’s Base Salary for the year in which the Termination Date occurs and (ii) Executive’s Target Bonus Amount for the year in which such termination occurs. Such amount shall be paid by the Company to Executive in twelve (12) (or, in the case of a Qualifying Termination, eighteen (18)) substantially equal monthly installments beginning on or promptly following the sixtieth (60th) day following the Termination Date (the “Payment Date”); provided, however, that to the extent, if any, that the aggregate amount of the installments of the payment described in this Section 5.2(c) that would otherwise be paid pursuant to the preceding provisions of this Section 5.2(c) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the payment described in this Section 5.2(c) payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).

(d)    COBRA Reimbursement. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for herself and her dependents. Any such reimbursement for the period prior to the Payment Date shall be paid to Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to Executive on the tenth (10th) day of the month immediately following the month in which Executive timely remits the premium payment and provides evidence of such payment to the Company. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12)-month (or, in the case of a Qualifying Termination, the eighteen (18)-month) anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (which date shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Executive agree to reform this Section 5.2(d) in a manner as is necessary to avoid such adverse impact on the Company or any other member of the Company Group.
(e)    Release Requirement; Continuing Obligations. Any obligation of the Company to pay any amount set forth in Section 5.2(a), (b), (b)(c), or (c)(d) is conditioned upon Executive: (i) timely signing and returning to the Company (and not revoking within any time provided by the Company to do so), in the time provided by the Company to do so, a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form substantially similar to that attached as Exhibit A to this Agreement (the “Release”), and (ii) Executive’s continued compliance with the terms of this Agreement that survive termination of Executive’s employment, including, without limitation, the continuing terms of Section 6. If, following a termination of employment that gives Executive a right to Severance Benefits under Section 5.2, Executive violates in any material respect any of the covenants in Section 6 or otherwise violates terms of the Release, Executive will have no further right or claim to any payments or other benefits to which Executive may otherwise be entitled under Section 5.2 from and after the date on which Executive engages in such activities and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 6 will nevertheless continue in full force and effect.
For avoidance of doubt, the following termination events will not be deemed to be a termination “without Cause”: (a) Executive’s death; (b) Executive’s termination of employment on account of Executive’s Disability; (c) the transfer of Executive’s employment to another member of the Company Group, provided such member assumes and agrees to be bound by this Agreement; or (d) the transfer of Executive’s employment to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, provided such successor or assign assumes and agrees to be bound by this Agreement.
5.3    Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)    “Cause” means Executive’s (i) conviction of, or plea of nolo contendere to (A) any felony, (B) any crime or offense causing material harm to a member of the Company Group (defined below), whether or not for personal gain, or (C) any crime or offense involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) repeated intoxication by alcohol or drugs during the performance of her duties; (iii) willful and intentional misuse of any of the funds of any member of the Company Group; (iv) embezzlement; (v) willful and material misrepresentations or concealments on any written reports submitted to any member of the Company Group; or (vi) any willful and material breach of a material provision of the Company’s Code of Conduct or any other written policy referenced therein.
(b)    “Disability” means Executive is unable to perform the essential functions of the position, even with reasonable accommodation, for four (4) months in any twelve (12)-month period and there is no vacant position to which Executive could be transferred for which Executive is qualified.
(c)    “Good Reason” means the occurrence of any of the following without Executive’s consent: (i) a material reduction in Executive’s Base Salary; provided, however, that the Company may decrease Executive’s Base Salary at any time and from time to time so long as such decreases do not exceed, in the aggregate, more than ten percent (10%) of Executive’s Base Salary as in effect on the Effective Date and such decreases are part of similar reductions applicable to the Company’s similarly situated executives and any such decrease shall not constitute Good Reason; (ii) a permanent relocation of Executive’s principal place of employment that results in an increase of more than thirty (30) miles in the distance between Executive’s principal residence at the time of such relocation and Executive’s principal place of employment; (iii) any material breach by the Company of any material provision of this Agreement; (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (v) a material diminution in the nature or scope of the Executive’s authority or responsibilities from those applicable to Executive as of the Effective Date (or as modified thereafter consistent with this Agreement). Executive cannot terminate her employment for “Good Reason” unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not deliver a notice of termination for “Good Reason” within thirty (30) days after such cure period, then Executive will be deemed to have waived her right to terminate for “Good Reason.”
5.4    Non‑Duplication of Severance Benefits. In no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Section 5.
6.    Restrictive Covenants.
6.1    Confidential Information.
(a)    Confidentiality. Executive hereby acknowledges that in connection with her employment by the Company she will be exposed to and may obtain certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to her) regarding the business and operations of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). Executive further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company Group. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any member of the Company Group relating to Business Opportunities (defined below) or Intellectual Property (defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the members of the Company Group, whether oral or in written form. Executive agrees that all Confidential

Information is and will remain the property of the Company Group. Executive further agrees, except for disclosures occurring in the good faith performance of her duties for the Company Group, Executive will, for the duration of the Term and thereafter hold in the strictest confidence all Confidential Information, and will not, during the Term and thereafter, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for her own benefit or profit or allow any person, entity or third party, other than the Company or other member of the Company Group and authorized employees of the same, to use or otherwise gain access to any Confidential Information. Executive will have no obligation under this Agreement with respect to any information that becomes generally available to the public, other than as a result of a disclosure by Executive or her agent or other representative, or that becomes available to Executive on a non‑confidential basis from a source other than a member of the Company Group. Further, Executive will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, Executive promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.
(b)    Government Agency Provisions. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”), or other governmental agency. Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or any other governmental agency or otherwise participate in any investigation or proceeding that may be conducted by the SEC or such other agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC or any other governmental agency.
(c)    Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (i) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.
6.2    Return of Property. Executive agrees to deliver promptly to the Company, upon termination of her employment hereunder, and at any other time when the Company so requests, all documents in her possession relating to the business of the Company Group, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company Group and all copies thereof and therefrom; provided, however, that Executive will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Executive’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Executive’s equity‑based incentive awards and other compensation.
6.3    Non‑Solicitation. During the Term and for a period of eighteen (18) months after the Termination Date, Executive agrees and covenants that she will not, whether for her own account or for the account of any other person (other than a member of the Company Group), intentionally (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or service of any employee or other service provider of the Company Group (including any independent sales representatives), or (i) solicit, contact (including but not limited to e‑mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective clients, vendors or customers for purposes of offering or accepting goods or services competitive with those offered by the Company Group.
6.4    Assignment of Developments. Executive assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.
For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Executive during the Term, or originated by any third party and brought to the attention of Executive during the Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).
For purposes of this Agreement, “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Executive prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Executive discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (a) occurs in the course of Executive’s employment with the Company, or (a) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (a) in the good faith judgment of the CEO, relates or pertains in any material way to the purposes, activities or affairs of the Company Group.
6.5    Non‑Disparagement. Executive represents, covenants and agrees that she will not at any time during the Term or after the Termination Date, through any medium, either orally or in writing, including, but not limited to, electronic mail, television or radio, computer networks or internet bulletin boards, blogs, social media, such as Facebook, LinkedIn, or Twitter, or any other form of communication, disparage, defame, impugn, damage or assail the reputation, or cause or tend to cause the recipient of a communication to question the business condition, integrity, competence, good character, professionalism, or business practices of any member of the Company Group or any of their respective stockholders, directors, officers, employees, as applicable, except as follows: Executive’s counsel advises such statements or when such disclosure is required by ethical duties, Company policy or procedures, law or order of court.

6.6    Injunctive Relief. Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.
6.7    Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 6 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
6.8    Forfeiture Provision. If Executive engages in any activity that violates any covenant or restriction contained in this Section 6, in addition to any other remedy the Company may have at law or in equity, (i) Executive will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and (i) all forms of long‑term incentive compensation (whether cash or equity‑based) held by or credited to Executive will terminate effective as of the date on which Executive engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements.
7.    Miscellaneous.
7.1    No Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any person or to any court order, judgment or decree that would affect the performance of her obligations hereunder other than her obligation not to divulge, nor use certain trade secrets or confidential information of her prior employer, its subsidiaries and affiliates. Executive will not disclose to or use on behalf of the Company any proprietary information of a third‑party without such party’s consent.
7.2    Assignment; Successors; Binding Agreement. This Agreement is personal to Executive and may not be assigned by Executive, whether by operation of law or otherwise, without the prior written consent of the Company. The Company may assign this Agreement to any member of the Company Group or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.
7.3    Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing by Executive and the Company. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

7.4    Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed or ever could be owed by the Company or any other member of the Company Group (including pursuant to any prior employment agreement between Executive and any member of the Company Group) for all services provided during periods prior to the date Executive signs this Agreement.
7.5    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.
7.6    Consent to Jurisdiction; Service of Process. In the event of any dispute, controversy or claim between the Company and Executive arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and Executive agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company and Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of their principal Executive offices and to Executive at her last known address as reflected in the Company’s records as updated by Executive from time to time by notice under Section 7.10.
7.7    Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY AND AGREES TO A BENCH TRIAL, IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN AND SHALL TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.
7.8    Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as are legally required to be withheld.
7.9    Survival. Provisions of this Agreement will survive any termination of Executive’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including without limitation Sections 5, 6 and 7.
7.10    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
To the Company:

Berry Petroleum Company, LLC
Attn: Chief Executive Officer
5201 Truxtun Avenue
Bakersfield, CA 93309‑0640
To Executive:
At the address reflected in the Company’s written records.
7.11    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
7.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
7.13    Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.
7.14    Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (a) references to “Section” are to a section hereof; (a) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (a)  “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (a) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (a) references to any gender include references to all genders; and (a) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
7.15    Capacity; No Conflicts. Executive represents and warrants to the Company that: (a) she has full power, authority and capacity to execute and deliver this Agreement, and to perform her obligations hereunder, (a) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which she is a party or is otherwise bound, and (a) this Agreement is her valid and binding obligation, enforceable in accordance with its terms.
7.16    Sections 280G and 409A of the Code. Notwithstanding anything in this Agreement to the contrary:
(a)    If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a sale of Berry Petroleum or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7.16, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (1) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (1) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 7.16 will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and that maximizes Executive’s economic position and after-tax income; for the avoidance of doubt, Executive will not have any discretion in determining the manner in which the payments and benefits are reduced.
(b)    If any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, the Company will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.
(c)    Any expense reimbursement payable to Executive under the terms of this Agreement will be paid on or before March 15 of the calendar year following the calendar year in which such reimbursable expense was incurred. The amount of such reimbursements that the Company is obligated to pay in any given calendar year will not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.
(d)    Notwithstanding anything in this Agreement to the contrary, in the event that Executive is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code will not commence being paid or made available to Executive until after six months from the Termination Date that constitutes a separation from service within the meaning of Section 409A of the Code.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
BERRY PETROLEUM COMPANY, LLC
/s/ Arthur T. Smith
By:
Name: Arthur T. Smith
Title: Chief Executive Officer

EXECUTIVE
/s/ Megan Silva
Megan Silva

For the limited purposes set forth herein:

BERRY PETROLEUM CORPORATION

/s/ Arthur T. Smith
By:
Name: Arthur T. Smith
Title: President and Chief Executive Officer

[Signature Page to Executive Employment Agreement]

Exhibit A

Form of Release and Waiver of Claims Agreement
This Release and Waiver of Claims Agreement (“Release”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the ”Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective executives, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Megan Silva (“Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”) as of [__________] (the “Execution Date”).

1.	Release.

(a)    General Release and Waiver of Claims. In exchange for the consideration provided in this Release, the Executive and her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the California Fair Employment and Housing Act, as amended, and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any tort, contract and/or quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Executive does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; (iii) indemnification rights the Executive has against the Employer, (iv) claims under the Amended and Restated Employment Agreement between the Executive and the Employer dated August 22, 2018, and/or (v) any other claims that cannot be waived by law. Further, nothing in this Release prevents Executive from making any report to or communication with any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) that is protected by any applicable law (including any applicable whistleblower law) or participating in any investigation or proceeding conducted by any Governmental Authority. This Release does not limit Executive’s right to receive an award from a Governmental Authority for information provided to any Governmental Authority.

(b)    Waiver of California Civil Code Section 1542. Employee understands that he/she may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Release, and which, if known at the time of signing this release, may have materially affected this Release or Employee’s decision to enter into it. Nevertheless, the Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
(c)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive in this Release, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Release, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed herself of her right to consult with her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) the Executive was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) the Executive understands that she has seven (7) days from the date she signs this Release to revoke the release in this paragraph by delivering notice of revocation to the Employer’s General Counsel by e-mail/fax/overnight delivery before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Release.

2.Knowing and Voluntary Acknowledgement. The Executive specifically agrees and acknowledges that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed herself of her right to consult with her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after her execution of this Release; and (vi) the Executive understands that the waiver and release in this Release is being requested in connection with the cessation of her employment with the Employer Group.

The Executive further acknowledges that she has had [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of her choice, although she may sign it sooner if desired. Further, the Executive acknowledges that she shall have an additional seven (7) days from the date on which she signs this Release to revoke consent to her release of claims under the ADEA by delivering notice of revocation to the Employer’s General Counsel by e-mail/fax/overnight delivery before the end of such seven-day period. In the event of such revocation by the Executive, the Employer hall have the option of treating this Release as null and void in its entirety.
This Release shall not become effective, until the eighth (8th) day after/day the Executive and the Employer execute this Release. Such date shall be the Effective Date of this Release. No payments due to the Executive hereunder shall be made or begin before the Effective Date.

3.	Miscellaneous.

(a)    Assignment. Employer may assign this Release to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Release shall inure to the benefit of the Employer and permitted successors and assigns.

(b)    Governing Law: Jurisdiction and Venue. This Release, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Release shall be brought only in any state or federal court located in the State of Texas, County of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(c)    Modification and Waiver. No provision of this Release may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Employer’s Chief Executive Officer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Release to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(d)    Severability.

(i)    Should any provision of this Release be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Release shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Release, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Release.

(ii)    The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Release in lieu of severing such unenforceable provision from this Release in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Release or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(iii)    The Parties expressly agree that this Release as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Release be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Release shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

(e)    Captions. Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(f)    Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(g)    Nonadmission. Nothing in this Release shall be construed as an admission of wrongdoing or liability on the part of the Employer or any member of the Employer Group.

(h)    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE BERRY PETROLEUM COMPANY, LLC FROM ANY AND ALL CLAIMS.

{Signature page follows}

IN WITNESS WHEREOF, the Parties have executed this Release as of the Execution Date above.

BERRY PETROLEUM COMPANY, LLC
By:___________________________________ Name: [NAME OF AUTHORIZED OFFICER] Title: [TITLE OF AUTHORIZED OFFICER]

MEGAN SILVA
Signature:____________________________ Print Name: __________________________

[Signature Page to Form of Release Agreement]